As filed with the Securities and Exchange Commission on February 24, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 EDGEWELL PERSONAL CARE COMPANY
(Exact Name Of Registrant As Specified In Its Charter)
______________________________________________________________________________________________________

Missouri	43-1863181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, CT	06484
(Address of Principal Executive Offices)	(Zip Code)

EDGEWELL PERSONAL CARE COMPANY
2ND AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Daniel J. Sullivan
Chief Financial Officer
EDGEWELL PERSONAL CARE COMPANY
6 Research Drive
Shelton, Connecticut 06484
(203) 944-5500
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Registration of Additional Securities

2nd Amended and Restated 2018 Stock Incentive Plan

On November 3rd, 2022, Edgewell Personal Care Company’s Board of Directors adopted the 2nd Amended and Restated 2018 Stock Incentive Plan (the “2nd A&R 2018 Plan.”). On February 3, 2023, the shareholders of the Company approved the adoption of the 2nd A&R 2018 Plan. The 2nd A&R 2018 Plan amends and restates our Company’s Amended and Restated 2018 Stock Incentive Plan (the “A&R 2018 Plan”) and includes an additional 3,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company available for grant and issuance, plus the number of remaining shares of Common Stock not issued or subject to outstanding grants under the A&R 2018 Plan, plus any shares of Common Stock that are subject to awards granted under the A&R 2018 Plan that expire, are forfeited or canceled or terminate for any other reason after February 6, 2020 without the issuance of shares. We are filing this Registration Statement on Form S-8 to register an additional 3,000,000 shares of our Common Stock under the 2nd A&R 2018 Plan as a result of the increase as adopted by our Board of Directors and approved by our shareholders.

In accordance with Instruction E of Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8, Registration No. 333-236414, relating to shares of our Common Stock reserved for issuance under the A&R 2018 Plan.

Unless the context otherwise requires, references made herein to “Edgewell,” “the Company,” “Registrant,” “we,” “us,” “our” and “ours” refer to Edgewell Personal Care Company and its consolidated subsidiaries.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant is not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents listed in (a) through (d) below, which are on file with the SEC, are incorporated herein by reference (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

a.The Company’s Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on November 16, 2022;
b.The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed with the SEC on February 8, 2023;
c.All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and
d.The description of the Company’s Common Stock contained in its Registration Statement on Amendment No. 3 to Form 10, dated March 16, 2000, including any amendments or reports filed for the purpose of updating such description.
e.
All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon by LaTanya Langley, Chief Legal Officer of Edgewell Personal Care Company. Ms. Langley is eligible to participate in the 2nd A&R 2018 Plan, and she currently beneficially owns 565 shares of Common Stock and has been awarded options to purchase 13,573 shares of Common Stock, restricted stock equivalent units convertible into 16,193 shares of Common Stock and performance restricted stock equivalents convertible into 12,597 shares of Common Stock, under the terms of the A&R 2018 Plan.

Item 6. Indemnification of Directors and Officers.

We are a Missouri corporation. Section 351.355 of the Missouri General and Business Corporation Law (the “GBCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a derivative action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Our articles of incorporation generally provide that we shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in a derivative action in our right) who at any time is serving or has served as a director, officer or employee of the corporation against any claim, liability or expense incurred as a result of such service, to the maximum extent permitted by law. We will also indemnify any such person against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Our articles of incorporation provide that such indemnification shall be mandatory.

Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section.

Our articles of incorporation and restated bylaws provide that the liability of our directors, officers and employees to us, its shareholders or otherwise is limited to the fullest extent permitted by the GBCL. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors, officers, or employees of the corporation shall be so eliminated or limited without the need for amendment to our articles of incorporation or further action on the part of the shareholders of the corporation.

As permitted by Section 351.355(7) of the GBCL and as authorized by our articles of incorporation, we have entered into indemnification contracts with our directors. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

As permitted by Section 551.355(8) of the GBCL and as authorized by our articles of incorporation, we have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, our articles of incorporation and any pertinent agreements.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.[1]

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of the Company (which is incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed on January 30, 2014).

4.2	Articles of Merger effective June 30, 2015 (which is incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 1, 2015).

4.3
Amended and Restated Bylaws of the Company effective November 5, 2020 (which is incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, filed on November 19, 2021).

4.4
Edgewell Personal Care Company 2nd Amended and Restated 2018 Stock Incentive Plan, as amended and restated, effective February 3, 2023 (which is incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed on December 20, 2022).

5.1#	Opinion of LaTanya Langley, Chief Legal Officer of Edgewell Personal Care Company.

23.1#	Consent of PricewaterhouseCoopers LLP.

23.2#	Consent of LaTanya Langley (included in Exhibit 5.1).

24.1#	Power of Attorney (contained on the page following the signature page hereto).

107#	Filing fee table.
# Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes;
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the 2nd A&R 2018 Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on February 24, 2023.

EDGEWELL PERSONAL CARE COMPANY.
By: /s/ Daniel J. Sullivan
Daniel J. Sullivan
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sullivan and LaTanya Langley, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rod R. Little	Chief Executive Officer and Director (Principal Executive Officer	February 24, 2023
Rod R. Little

/s/ Daniel J. Sullivan	Chief Financial Officer (Principal Financial Officer	February 24, 2023
Daniel J. Sullivan

/s/ Robert Schmidt	Chief Accounting Officer (Principal Accounting Officer	February 24, 2023
Robert Schmidt

/s/ Robert W. Black	Director	February 24, 2023
Robert W. Black

/s/ George R. Corbin	Director	February 24, 2023
George R. Corbin

/s/ Carla C. Hendra	Director	February 24, 2023
Carla C. Hendra

/s/ John C. Hunter, III	Non-Executive Chairman of the Board	February 24, 2023
John C. Hunter, III

/s/ James C. Johnson	Director	February 24, 2023
James C. Johnson

/s/ Joseph D. O'Leary	Director	February 24, 2023
Joseph D. O’Leary

/s/ Rakesh Sachdev	Director	February 24, 2023
Rakesh Sachdev

/s/ Swan Sit	Director	February 24, 2023
Swan Sit
February 24, 2023
/s/ Gary Waring	Director
Gary Waring